NORWEST FINANCIAL, INC.

            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                               Exhibit (12)



                                        Years Ended December 31,

                                         (Thousands of Dollars)

                           1994        1993        1992       1991       1990
Net earnings             $223,340    $203,297    $164,204   $130,880   $115,366


Add:

  Fixed charges:

  Interest including
  amortization of
  debt expense            259,605     242,440     236,337    255,075    242,151

  One-third of
  rentals*                  9,747      10,146       8,207      7,209      6,583

  Total fixed
  charges                 269,352     252,586     244,544    262,284    248,734

  Provision for
  income taxes            116,900     104,228      84,334     63,985     58,119


Total net earnings,
  fixed charges and
  income taxes -
  "Earnings"             $609,592    $560,111    $493,082   $457,149   $422,219


Ratio of earnings
  to fixed charges           2.26        2.22        2.02       1.74       1.70


*One-third of rentals is deemed representative of the interest factor.